                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         TRAVELERS PROPERTY CASUALTY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                        N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     (3) Filing Party:

        ------------------------------------------------------------------------
     (4) Date Filed:

        ------------------------------------------------------------------------

             [LOGO]

TRAVELERS PROPERTY CASUALTY CORP.

One Tower Square
Hartford, Connecticut 06183

                                                                  March 24, 1998

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Travelers Property Casualty Corp. on Wednesday, April 22, 1998. The meeting will be held in the auditorium at the headquarters of Travelers Group Inc., 388 Greenwich Street, New York, New York, at 2:30 p.m. local time.

    At this meeting of stockholders, we will be voting on the election of directors and the appointment of auditors. Please take the time to read carefully each of the proposals for stockholder action described in the proxy materials.

    Thank you for your continued support of our Company.

                                          Sincerely,

                                                      [LOGO]

                                          Robert I. Lipp
                                          CHAIRMAN OF THE BOARD,
                                           PRESIDENT AND CHIEF
                                           EXECUTIVE OFFICER

                       TRAVELERS PROPERTY CASUALTY CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting of Stockholders of Travelers Property Casualty Corp. (the "Company") will be held in the auditorium at the headquarters of Travelers Group Inc., 388 Greenwich Street, New York, New York, on Wednesday, April 22, 1998 at 2:30 p.m. local time, for the following purposes:

    ITEM 1. To elect eight directors to the Board;

    ITEM 2. To ratify the selection of the Company's independent auditors for 1998;

    and to transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has set the close of business on March 4, 1998 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be maintained at the headquarters of Travelers Group Inc., 388 Greenwich Street, New York, New York prior to the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting.

                                    By Order of the Board of Directors

                                                    [LOGO]

                                    James M. Michener
                                    SECRETARY

March 24, 1998

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE OR THAT YOU REGISTER YOUR VOTE BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS FOR TELEPHONIC VOTING ON YOUR PROXY CARD, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                       TRAVELERS PROPERTY CASUALTY CORP.
                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is being furnished to stockholders of Travelers Property Casualty Corp. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held in the auditorium at the headquarters of Travelers Group Inc. ("Travelers Group"), 388 Greenwich Street, New York, New York, on Wednesday, April 22, 1998, at 2:30 p.m. local time, and at any adjournments or postponements of such meeting. This Proxy Statement and the accompanying proxy card are being mailed beginning on or about March 24, 1998, to stockholders of the Company on March 4, 1998, the record date for the Annual Meeting (the "Record Date"). Employees of the Company who are participants in one or more of the Company's benefit plans and/or who purchased shares of Class A Common Stock (as defined below) in the Company's Directed Share Program in connection with the Company's initial public offering of Class A Common Stock in April 1996 may receive this Proxy Statement and their proxy cards separately. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997 will be delivered to stockholders prior to or concurrently with the mailing of the proxy material.

    Stockholders of the Company are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the envelope enclosed for that purpose or vote your shares by telephone by following the instructions for telephonic voting on your proxy card (except under the very limited circumstances in which telephonic voting is not available). You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

VOTING RIGHTS

    As of the Record Date, the outstanding stock of the Company entitled to receive notice of and to vote at the Annual Meeting consisted of 65,828,627 shares of the Company's Class A common stock, par value $.01 per share (the "Class A Common Stock") and 328,020,170 shares of the Company's Class B common stock, par value $.01 per share (the "Class B Common Stock"; and, together with the Class A Common Stock, the "Common Stock"). All of the issued and outstanding shares of Class B Common Stock are held by The Travelers Insurance Group Inc. ("TIGI"), an indirect wholly owned subsidiary of Travelers Group. Each share of Class A Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting, and each share of Class B Common Stock is entitled to 10 votes on each matter that is voted on at the Annual Meeting. The Class A Common Stock and the Class B Common Stock will vote together as a single class on all matters scheduled to be voted on at the Annual Meeting. Neither the Class A Common Stock nor the Class B Common Stock is entitled to cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    To the best knowledge of the Company, as of the Record Date no person "beneficially owned" (as that term is defined by the Securities and Exchange Commission (the "SEC")) more than 5% of any class of the Common Stock outstanding and entitled to vote at the Annual Meeting except:

                                                        NUMBER OF
                                                         SHARES                  PERCENTAGE                          PERCENTAGE OF
                                                   BENEFICIALLY OWNED           OF CLASS (2)        PERCENTAGE OF   VOTING POWER OF
               NAME AND ADDRESS                  -----------------------  ------------------------   OUTSTANDING      OUTSTANDING
            OF BENEFICIAL OWNER (1)               CLASS A     CLASS B       CLASS A      CLASS B    COMMON STOCK     COMMON STOCK
-----------------------------------------------  ---------  ------------  -----------  -----------  -------------  -----------------
Travelers Group Inc. (3).......................              328,020,170                     100%         83.3%              98%
388 Greenwich Street
New York, New York 10013

Aetna Inc. (4).................................  4,647,697                     7.06%                      1.18%                *
151 Farmington Avenue
Hartford, Connecticut 06156

Alpha Assurances Vie Mutuelle..................  4,472,927                     6.79%                      1.14%                *
AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
AXA Courtage Assurance Mutuelle
AXA-UPA
The Equitable Companies Incorporated
  c/o The Equitable Companies Incorporated
  1290 Avenue of the Americas
  New York, New York 10104

J.P. Morgan Capital Corporation (5)............  4,649,238                     7.06%                      1.18%                *
60 Wall Street
New York, New York 10260

------------------------

*   Less than 1%

(1) Based on Schedules 13G filed with the SEC by such beneficial owners in February 1998 and/or information otherwise available to the Company.

(2) Calculated on the basis of the number of shares of each class of Common Stock outstanding and entitled to vote at the Annual Meeting as of the Record Date.

(3) The record owner of these shares is TIGI. Travelers Group indirectly owns 100% of the outstanding capital stock of TIGI. The 328,020,170 shares of Class B Common Stock are immediately convertible into 328,020,170 shares of Class A Common Stock.

(4) The record owner of these shares is Aetna Services, Inc. (formerly known as Aetna Life and Casualty Company), a wholly owned subsidiary of Aetna Inc.

(5) The record owner of 50,997 of these shares is Sixty Wall Street Fund, L.P., an affiliate of J.P. Morgan Capital Corporation.

QUORUM; VOTING PROCEDURES

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock issued, outstanding and entitled to vote shall constitute a quorum. Pursuant to applicable Delaware law, only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. The votes required with respect to the items set forth in the Notice of Annual Meeting of Stockholders are set forth in the discussion of each item herein.

    As of the Record Date, TIGI owned shares representing more than 98% of the total voting power of the Common Stock. As such, the affirmative vote of the shares of Common Stock held by TIGI is sufficient to ensure the election of the nominees to the Board of Directors named herein and ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1998. The Company has been advised that TIGI intends to vote all of its shares of Common Stock in favor of each of the proposals set forth in this Proxy Statement.

    Unless contrary instructions are indicated on the proxy card or a vote registered telephonically, all shares of Common Stock represented by valid proxies will be voted FOR all of the items listed on the proxy card and described below, and will be voted in the discretion of the persons designated as proxies in respect of such other business, if any, as may properly be brought before the Annual Meeting. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than those matters referred to herein. If you give specific voting instructions by checking the boxes on the proxy card or by voting telephonically, your shares of Common Stock will be voted in accordance with such instructions.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of the Record Date, the Common Stock ownership of each director and certain executive officers of the Company. As of the Record Date, the directors and the executive officers of the Company as a group (19 persons) beneficially owned 258,502 shares of Class A Common Stock (or approximately .0077% of the total voting power of the Common Stock outstanding and entitled to vote at the Annual Meeting).

    As of the Record Date, no individual director or executive officer beneficially owned one percent or more of the Class A Common Stock outstanding and entitled to vote at the Annual Meeting. As of the Record Date, no individual director or executive officer beneficially owned any shares of Class B Common Stock. Except as otherwise expressly stated in the footnotes to the following table, beneficial ownership of shares means that the beneficial owner thereof has sole voting and investment power over such shares.

    No options have been granted to any officer or director of the Company which are exercisable for shares of Common Stock of the Company.

                                                                              AMOUNT AND NATURE OF BENEFICIAL
                                                                                         OWNERSHIP
                                                                          ----------------------------------------
                                                                                      NUMBER OF SHARES
                                                                                     OF CLASS A COMMON
NAME                                                                            STOCK BENEFICIALLY OWNED(1)
------------------------------------------------------------------------  ----------------------------------------

Kenneth J. Bialkin......................................................                      6,961
  Director
John J. Byrne...........................................................                      2,586
  Director
Charles J. Clarke.......................................................                     15,834
  Executive Officer
James Dimon.............................................................                      2,000
  Director
Jay S. Fishman..........................................................                     25,559
  Executive Officer
Robert I. Lipp..........................................................                    115,126
  Director and Chief Executive Officer
Stanton F. Long.........................................................                      6,358
  Executive Officer
Jon C. Madonna..........................................................                        500
  Executive Officer
Dudley C. Mecum.........................................................                      4,336
  Director
Roberto G. Mendoza (2)..................................................                      1,540
  Director
Frank J. Tasco..........................................................                      5,211
  Director
Sanford I. Weill........................................................                      4,100
  Director
Arthur Zankel...........................................................                      5,540
  Director
All Directors and Executive Officers as a group
  (19 persons)(3).......................................................                    258,502

------------------------

(1) This information includes, as of the Record Date, the following shares which are also deemed "beneficially owned": (i) the following number of shares of Class A Common Stock granted in payment of directors' fees to nonemployee directors under the Company's plan, but receipt of which is deferred: Mr. Bialkin, 2,586, Mr. Byrne, 2,586, Mr. Mecum, 2,586 and Mr. Tasco, 2,586;
    (ii) the following number of shares of Class A Common Stock held (as of January 31, 1998) under the Travelers Group 401(k) Savings Plan (the "Savings Plan"), as to which the holder has voting power but not dispositive power: Mr. Clarke, 4,246 and Mr. Fishman, 3,437 and (iii) the following number of shares of Class A Common Stock awarded pursuant to the Travelers Property Casualty Corp. Capital Accumulation Plan (the "CAP Plan"), as to which the holder may direct the vote but which remain subject to forfeiture and certain restrictions on disposition: Mr. Clarke, 11,588; Mr. Fishman, 22,122; Mr. Lipp, 70,026 and Mr. Long, 6,358.

(2) All of such shares are held by J.P. Morgan Capital Corporation, a subsidiary of Mr. Mendoza's employer, in accordance with its corporate policy.

(3) This information also includes as "beneficially owned" (i) an aggregate of 24,102 shares of Class A Common Stock held under the Savings Plan, as to which the respective holders have voting power but not dispositive power, and (ii) an aggregate of 145,226 shares of Class A Common Stock awarded under the CAP Plan, as to which the respective holders may direct the vote but which shares remain subject to forfeiture and certain restrictions on disposition.
                            ------------------------

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("Section 16(a) Persons"), to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, Inc. (the "NYSE"), and to furnish the Company with copies of all such forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the year ended December 31, 1997, each of its officers, directors and greater than ten percent stockholders complied with all such applicable filing requirements.

                                    ITEM 1:
                             ELECTION OF DIRECTORS

    The Board has set the number of directors at 8. The terms of all of the directors currently serving on the Board expire at the Annual Meeting. All of the directors currently serving on the Board have been nominated by the Board of Directors for re-election to one-year terms at the Annual Meeting, other than Mr. Byrne who has indicated to the Company his decision to retire from the Board and not stand for re-election.

    Each nominee elected will hold office until the Annual Meeting of Stockholders to be held in 1999 and until a successor has been duly elected and qualified, unless prior to such meeting a director shall resign, or his or her directorship shall become vacant due to his or her death or removal.

    The following information with respect to the principal occupation and business experience and other affiliations of the directors during the past five years has been furnished to the Company by the directors. All ages are given as of the Record Date.

    The mandatory retirement age for all members of the Board of Directors is 75.

    The following eight individuals have been nominated for election at the Annual Meeting for a term ending 1999:

[photo]             KENNETH J. BIALKIN
                    Mr. Bialkin, 68, has been a director of the Company since 1996. Mr.
                    Bialkin has been a director of Travelers Group since 1986. He has been for more than five years a partner in the law firm of Skadden, Arps,
                    Slate, Meagher & Flom LLP, which performs legal services for the
                    Company and Travelers Group from time to time. Mr. Bialkin is also a director of The Municipal Assistance Corporation for the City of New
                    York, Oshap Technologies, Ltd., Tecnomatix Technologies Ltd. and
                    Sapiens International Corporation N.V.

[photo]             JAMES DIMON
                    Mr. Dimon, 41, has been a director of the Company since 1996. He is
                    President, Chief Operating Officer and a director of Travelers Group.
                    He is also Co-Chairman of the Board and Co-Chief Executive Officer of
                    each of Smith Barney Inc. ("Smith Barney") and Salomon Brothers Inc
                    ("Salomon Brothers"), Travelers Group's major investment banking and securities brokerage subsidiaries. He is also the Co-Chief Executive
                    Officer and Co-Chairman of the Board of Salomon Smith Barney Holdings
                    Inc. ("Salomon Smith Barney"), the immediate parent company of Smith
                    Barney and Salomon Brothers. From May 1988 to June 1995 he was Chief
                    Financial Officer of Travelers Group. He was, from May 1988 to
                    September 1991, Executive Vice President of Travelers Group.

                    Mr. Dimon was Chief Operating Officer of Smith Barney until January
                    1996 and was Senior Executive Vice President and Chief Administrative
                    Officer of Smith Barney from 1990 to 1991. From March 1994 to January
                    1996 he was Chief Operating Officer of the predecessor to Salomon Smith
                    Barney. From 1986 to 1988, Mr. Dimon was Senior Vice President and
                    Chief Financial Officer of Commercial Credit Company ("CCC"), Travelers
                    Group's predecessor. From 1982 to 1985, he was a Vice President of
                    American Express Company and Assistant to the President, Sanford I.
                    Weill. Mr. Dimon is a trustee of New York University Medical Center and a director of the Center on Addiction and Substance Abuse, the National
                    Association of Securities Dealers, Inc. and Tricon Global Restaurants,
                    Inc. and a member of the Nominating Committee of the New York Stock
                    Exchange, Inc.

[photo]             ROBERT I. LIPP
                    Mr. Lipp, 59, has been the Chairman of the Board, Chief Executive
                    Officer and President of the Company since January 1996. Mr. Lipp is currently and has been a director of Travelers Group since 1991, and is a Vice Chairman of Travelers Group. Mr. Lipp has been Chairman of the
                    Board and Chief Executive Officer of The Travelers Insurance Group Inc.
                    since December 1993. From 1991 to 1993, he was Chairman and Chief
                    Executive Officer of Travelers Group's Consumer Finance Services group.
                    From April 1986 through September 1991, he was an Executive Vice
                    President of Travelers Group and its corporate predecessor. Prior to joining Travelers Group in 1986, he was a President and a director of
                    Chemical New York Corporation and Chemical Bank where he held senior executive positions for more than five years prior thereto. Mr. Lipp is a director of The New York City Ballet, the Wadsworth Atheneum and the
                    Massachusetts Museum of Contemporary Art and Chairman of Dance-On Inc.,
                    a private foundation.

[photo]             DUDLEY C. MECUM
                    Mr. Mecum, 63, has been a director of the Company since 1996. Mr. Mecum has been a director of Travelers Group since 1986. Since July 1997, Mr.
                    Mecum has been a Managing Director of Capricorn Holdings, LLC, a firm specializing in the leveraged acquisition of various businesses. From
                    August 1989 to December 1996, Mr. Mecum was a Partner in the firm of
                    G.L. Ohrstrom & Co. (a merchant banking firm). Mr. Mecum was Managing
                    Partner of the New York office of Peat Marwick Mitchell & Co. (now KPMG
                    Peat Marwick LLP) from 1979 to 1985. Mr. Mecum is a director of
                    Fingerhut Companies, Inc., Dyncorp, Vicorp Restaurants, Inc., Lyondell
                    Petrochemical Corp., the Metris Companies, Inc. and Suburban Propane
                    Partners, MLP.

[photo]             ROBERTO G. MENDOZA
                    Mr. Mendoza, 52, has been a director of the Company since 1996. Mr.
                    Mendoza has been Vice Chairman and a director of J.P. Morgan & Co.
                    Incorporated ("J.P. Morgan & Co.") and a member of the firm's senior policy and planning group since January 1990. Mr. Mendoza has held various positions at J.P. Morgan & Co. since 1967. Mr. Mendoza is also a director of Mid Ocean Limited.

[photo]
                    In 1996 Mr. Mendoza was appointed to the Board of Directors by The
                    Trident Partnership, L.P. ("Trident") pursuant to its rights under the
                    Shareholders Agreement (the "Shareholders Agreement") dated as of April
                    2, 1996, among the

                    Company and TIGI and J.P. Morgan Capital Corporation ("J.P. Morgan"),
                    Trident, Fund American Enterprises Holdings, Inc. ("Fund American") and
                    Aetna Life and Casualty Company ("Aetna"; and collectively with J.P.
                    Morgan, Trident and Fund American, the "Private Investors") which provided that so long as the Private Investors continue to beneficially own at least 52% of the shares of Class A Common Stock purchased pursuant to certain stock purchase agreements, Mr. Mendoza would be nominated to the Board of Directors by Trident. TIGI agreed to vote its shares of Class B Common Stock in favor of such nominee. Following the sale, in November 1997, by the Private Investors of a portion of their shares of Class A Common Stock, the Private Investors beneficially own fewer than 52% of the shares of the Class A Common Stock purchased pursuant to the stock purchase agreements and Trident no longer has the right to nominate a director.

[photo]             FRANK J. TASCO
                    Mr. Tasco, 70, has been a director of the Company since 1996. Mr. Tasco has been a director of Travelers Group since 1992. Mr. Tasco is the retired Chairman of the Board and Chief Executive Officer and is
                    currently a director of Marsh & McLennan Companies, Inc. He is also a director of New York Telephone Company, New England Telephone and
                    Telegraph Company and Mid Ocean Limited. Mr. Tasco is Chairman of the
                    Board of Angram Inc. He was a member of President Bush's Drug Advisory
                    Council and was founder of New York Drugs Don't Work. Mr. Tasco is a director of Phoenix House Foundation. He is Chairman of the Catholic
                    Health Council of the Archdiocese of Rockville Centre. He is a member of the Council on Foreign Relations, the Lincoln Center Consolidated
                    Corporate Fund Leadership Committee, the Foreign Policy Association, a
                    trustee of New York University and a trustee emeritus of the Inner-City
                    Scholarship Fund.

[photo]             SANFORD I. WEILL
                    Mr. Weill, 64, has been a director of the Company since 1996. He has been Chairman of the Board, Chief Executive Officer and a director of
                    Travelers Group and its predecessor, CCC, since 1986; he was also its
                    President from 1986 until 1991. He was President of American Express
                    Company from 1983 to 1985; Chairman of the Board and Chief Executive
                    Officer of American Express Insurance Services, Inc. from 1984 to 1985;
                    Chairman of the Board and Chief Executive Officer, or a principal executive officer, of Shearson Lehman Brothers Inc. from 1965 to 1984;
                    Chairman of the Board of Shearson Lehman Brothers Holdings Inc. from
                    1984 to 1985; and a founding partner of Shearson's predecessor partnership from 1960 to 1965. Mr. Weill is a member of the Business
                    Roundtable and the Business Council. Mr. Weill is Chairman of the Board
                    of Trustees of Carnegie Hall, and a director of the Baltimore Symphony
                    Orchestra. Mr. Weill is a member of the Board of Governors of New York
                    Hospital, Chairman of the Board of Overseers of Cornell University
                    Medical College and a member of the Joint Board of New York
                    Hospital-Cornell University Medical College. He is on the Board of
                    Overseers of Memorial Sloan-Kettering Cancer Center and is a Director
                    of The New York and Presbyterian Hospitals Care Network, Inc. He is a
                    member of Cornell University's Johnson Graduate School of Management
                    Advisory Board and a Board of Trustees Fellow Emeritus of Cornell
                    University. Mr. Weill is Chairman of the National Academy Foundation
                    whose member programs include the Academy of Finance, the Academy of
                    Travel and Tourism and the Academy of Public Service. Mr. Weill is a
                    member of the United States Treasury Department's Working Group on
                    Child Care.
[photo]

                    ARTHUR ZANKEL
                    Mr. Zankel, 66, has been a director of the Company since 1996. Mr.
                    Zankel has been a director of Travelers Group since 1986. He has been a
                    General Partner of First Manhattan Co. (an investment management firm)
                    since 1965. He is also a director of Vicorp Restaurants, Inc. and Fund
                    American and a trustee of Skidmore College, Carnegie Hall, New York
                    Foundation and UJA-Federation.

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors met 7 times during 1997. Each director attended at least 75 percent of the meetings of the Board of Directors and Board Committees of which he or she was a member during 1997 other than Mr. Byrne who attended approximately 60% of such meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

    The following are the current members and functions of the standing committees of the Board of Directors.

    EXECUTIVE COMMITTEE. The members of the Committee are Messrs. Lipp (Chairman), Bialkin, Byrne, Weill, and Zankel. The Committee meets in place of the full Board of Directors when scheduling makes it difficult to convene all of the directors or when issues arise requiring immediate attention. The Committee did not meet during 1997.

    AUDIT COMMITTEE. The members of the Committee are Messrs. Mecum (Chairman) and Tasco. The primary functions of the Committee, composed entirely of nonmanagement directors, are to pass upon the scope of the independent certified public accountants' examination, to review with the independent certified public accountants and the Company's principal financial and accounting officers the audited financial statements and matters that arise in connection with the examination, to review the Company's accounting policies and the adequacy of the Company's internal accounting controls, and to review and approve the independence of the independent certified public accountants. The Committee met four times during 1997.

    NOMINATIONS, COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE. The members of the Committee are Messrs. Zankel (Chairman), Mendoza and Bialkin. From time to time, the Committee acts as a nominating committee in recommending candidates to the Board as nominees for election at the Annual Meeting of Stockholders or to fill such Board vacancies as may occur during the year. The Committee will consider candidates suggested by directors or stockholders. Nominations from stockholders, properly submitted in writing to the Secretary of the Company, will be referred to the Committee for consideration. The Committee represents the full Board of Directors in matters relating to the compensation of Company officers and, from time to time, recommends to the full Board of Directors appropriate methods and rates of director compensation. It also administers the Company's CAP Plan. A subcommittee (the "Subcommittee") of the Committee, comprised of "outside directors" (as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) who are also "Non-Employee Directors" (as such term is defined in Rule 16b-3 of the Exchange
Act) has the responsibility for administration of the Travelers Property Casualty Corp. 1996 Executive Option Plan (the "Executive Option Plan") and the Travelers Property Casualty Corp. Executive Performance Compensation Plan (the "Compensation Plan"). The Subcommittee has the exclusive authority to grant options to purchase shares of the common stock, $.01 par value, of Travelers Group ("TRV Common Stock") to Section 16(a) Persons and Covered Employees (as hereinafter defined) under the Executive Option Plan and to administer certain other elements of the Executive Option Plan covered by Section 162(m). All actions of the Committee in connection with awards of options pursuant to the Executive Option Plan must be authorized by the Nominations, Compensation and Corporate Governance Committee of Travelers Group (the "TRV Committee") and are subject to the limitations set forth in the Travelers Group 1996 Stock Incentive Plan

(the "TRV Incentive Plan"). The Subcommittee also is responsible for determining whether the performance goals under the Compensation Plan have been met. The Committee is also responsible for the periodic assessment of the performance of the Board of Directors and the evaluation of corporate governance principles applicable to the Board of Directors. The Committee met 7 times during 1997. References herein to the Committee shall be deemed to be references to the Subcommittee in all cases where Section 162(m) of the Code would require that action be taken by the Subcommittee rather than the full Committee.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES AS A DIRECTOR OF THE COMPANY. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting by holders of Common Stock for the election of directors. Under applicable Delaware law, in tabulating the vote, broker nonvotes will not be considered present at the Annual Meeting and will have no effect on the vote.

                             EXECUTIVE COMPENSATION

RESPONSIBILITIES OF THE NOMINATIONS, COMPENSATION AND
  CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS

    The Nominations, Compensation and Corporate Governance Committee (or a subcommittee thereof) considers from time to time candidates for election to the Company's Board of Directors, establishes the compensation of the Chief Executive Officer, subject to the review and approval of such compensation by the TRV Subcommittee (the "TRV Subcommittee"), a subcommittee of the TRV Committee, to ensure compliance with the TRV Compensation Plan, reviews the compensation of all other executives and evaluates the efforts of the Company and of the Board of Directors to maintain effective corporate governance practices.

    No member of the Committee is a former or current officer or employee of the Company or any of its affiliates.

REPORT OF THE NOMINATIONS, COMPENSATION AND CORPORATE GOVERNANCE
  COMMITTEE ON EXECUTIVE COMPENSATION

    STATEMENT OF PHILOSOPHY. The Company seeks to attract and retain highly qualified employees at all levels, including particularly executives whose performance is critical to the Company's success. In order to accomplish this, the Company is willing to provide superior compensation for superior performance. Such performance is generally measured on the performance of the Company as a whole, or on the performance of a business unit, or using both criteria, as the nature of an executive's responsibilities may dictate, and by the extent to which such performance reflects the corporate values integral to the Company's overall success. The Committee considers and gives weight to both qualitative and quantitative factors, including such factors as earnings, earnings per share, return on equity and return on assets and considers a full range of performance criteria for all senior executives, including those senior executives covered by the Compensation Plan, together with contributions to financial results, productivity, initiative, risk containment, adherence to corporate values and contributions to both operating unit or divisional strategy and Company-wide strategy. In conducting such review, the Committee has generally examined changes in the Company's financial results, both overall and on a unit basis, as well as similar data for comparable companies, to the extent publicly available.

    STOCK OWNERSHIP COMMITMENT. It is the Company's policy to strongly encourage stock ownership by the Company's directors and senior management. This policy closely aligns the interests of management with those of the shareholders. This policy takes a number of forms, including the following:

    - all director fees are paid in Company stock

    - a broad group of employees, including all members of senior management, are required to take a significant portion of annual bonus in the form of forfeitable, restricted stock.

    EXECUTIVE PERFORMANCE COMPENSATION PLAN. The Compensation Plan, approved by stockholders in 1997, establishes certain performance criteria for determining the maximum amount of bonus compensation available for the five executives named in the Summary Compensation Table in the Company's Proxy Statement (the "Covered Employees"). The Compensation Plan is administered by the Committee which determines whether the performance goals under the Compensation Plan have been met.

    The creation of any bonus pool for Covered Employees is contingent upon the Company achieving at least a 10% Return on Equity, as defined in the Compensation Plan. The amount of the bonus pool is calculated based upon the extent to which the Return on Equity exceeds the 10% minimum threshold.

    The Compensation Plan establishes that up to 31% of any bonus pool established will be available for bonus awards to the chief executive officer and up to 17.25% will be available to each of the other four eligible participants. The Committee nevertheless retains discretion to reduce or eliminate payments under the Compensation Plan to take into account subjective factors, including an individual's performance or other relevant criteria.

    COMPONENTS OF COMPENSATION. Compensation of executive officers consists of base salary, discretionary bonus awards, a significant portion of which is forfeitable restricted stock, and, in certain cases, stock option awards exercisable for shares of TRV Common Stock. Examination of competitors' pay practices in this area is conducted to ensure that the Company's compensation policies will enable it to attract new talent and retain current valuable employees.

    Bonuses are discretionary subject to certain maximum amounts specified by the Compensation Plan and are generally a substantial part of total compensation of Company executives. Because a percentage of executive compensation is awarded in the form of forfeitable restricted stock, bonus awards are not only a short-term cash reward but also a long-term incentive related directly to the enhancement of stockholder value. The restricted period applicable to awards to executives is three years in furtherance of the long-term nature of such compensation. As Mr. Lipp is a Covered Employee under the Compensation Plan and is one of the executive officers of Travelers Group who is named in the Summary Compensation Table in Travelers Group's Proxy Statement (the "TRV Covered Employees"), the determination of whether he is entitled to bonus compensation is made under the Compensation Plan and the Travelers Group Executive Compensation Plan (the "TRV Compensation Plan") which is more fully described in Annex A to this Proxy Statement, for services rendered to each of the Company and Travelers Group and its subsidiaries (other than the Company and its subsidiaries). Provided that the criteria are met for the creation of a bonus pool under both Plans, Mr. Lipp may receive discretionary bonus compensation in an amount that does not exceed the lesser of the maximum amount available to him under either Plan. Mr. Lipp does not receive separate bonuses under both Plans.

    The Company also takes all reasonable steps to obtain the fullest possible corporate tax deduction for compensation paid to its executives by qualifying under Section 162(m) of the Code.

    No stock options have been granted which are exercisable for shares of Common Stock. However, certain executives have received grants of stock options exercisable for TRV Common Stock under the Executive Option Plan approved by stockholders in 1997 which permits the Committee, in its discretion and with the authorization of the TRV Committee, to grant options exercisable for TRV Common Stock to certain executives of the Company and its subsidiaries. All of such options are issued under and pursuant to the terms of the TRV Incentive Plan.

    1997 COMPENSATION. The Committee believes that 1997 was a year of accomplishment for the Company. The Company achieved record operating earnings of $1.126 billion, representing a 40.5% increase in operating earnings, achieved record earnings per share of $2.85, representing a 31% increase in earnings per share, and made significant progress in developing alternative distribution channels for its products.

    Under the Compensation Plan, the maximum bonus pool for 1997 for the Chief Executive Officer and the four other most highly compensated executives of the Company was approximately $24.3 million. The amounts awarded to such persons are set forth in the Summary Compensation Table below and total approximately $8.3 million.

                                            THE NOMINATIONS, COMPENSATION
                                            AND CORPORATE GOVERNANCE COMMITTEE:

                                            ARTHUR ZANKEL (CHAIRMAN)

                                            KENNETH J. BIALKIN

                                            ROBERTO G. MENDOZA

NOMINATIONS, COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE INTERLOCKS
  AND INSIDER PARTICIPATION

    The persons named above under the caption "Election of Directors--Committees of the Board of Directors--Nominations, Compensation and Corporate Governance Committee" were the only members of such committee during 1997. Mr. Bialkin, a member of the Committee, is a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which performs legal services for the Company and Travelers Group and its subsidiaries from time to time. Mr. Bialkin does not serve as a member of the Subcommittee of the Committee that grants awards to Section 16(a) Persons under the CAP Plan, grants options to Section 16(a) Persons under the Executive Option Plan and administers the Compensation Plan.

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth compensation paid by the Company and its subsidiaries to the chief executive officer and the four other most highly compensated executive officers for services rendered to the Company and Travelers Group and its subsidiaries in all capacities during each of the fiscal years ended December 31, 1997, 1996 and 1995. The format of this table has been established by the SEC. Certain of the Covered Employees received (i) awards of restricted TRV Common Stock and/or stock options exercisable for TRV Common Stock under employee benefit plans of Travelers Group in respect of performance for the fiscal years ended December 31, 1995, 1996 and 1997 and/or
(ii) awards of stock options exercisable for TRV Common Stock in respect of performance for the fiscal year ended December 31, 1997 under the Executive Option Plan. These awards are listed under the headings "Restricted Stock Awards
(TRV)" and "Securities Underlying Travelers Group Options (number of shares)." All share numbers in the column entitled "Securities Underlying Travelers Group Stock Options (number of shares)" have been restated to the extent necessary to give effect to the two TRV Common Stock dividends declared and paid during 1996 and the TRV Common Stock dividend declared and paid during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM COMPENSATION AWARDS
                                                               --------------------------------------------
                                                                                       SECURITIES
                                ANNUAL COMPENSATION                                    UNDERLYING
                      ---------------------------------------                          TRAVELERS
                                                      OTHER    RESTRICTED  RESTRICTED    GROUP        ALL
                                                      ANNUAL     STOCK       STOCK       STOCK       OTHER
NAME AND                                             COMPEN-     AWARDS      AWARDS     OPTIONS     COMPEN-
PRINCIPAL POSITION                                    SATION     (TAP)       (TRV)     (NUMBER OF   SATION
AT 12/31/97           YEAR  SALARY ($)    BONUS($)    ($)(B)     ($)(C)      ($)(D)     SHARES)     ($)(E)
--------------------  ----  ----------   ----------  --------  ----------  ----------  ----------   -------
Robert I. Lipp......  1997   $ 600,000   $2,985,003  $145,347  $1,486,662      --       1,052,042   $  900
  Chairman of the     1996     600,000    2,685,022     5,333   1,353,301      --       1,067,181    1,900
  Board, Chief        1995     600,000    2,160,000     5,333      --      $1,119,997     735,429    1,962
  Executive Officer
  and President (A)

Jay S. Fishman......  1997     391,667    1,012,095   129,092     517,206      --         261,061      348
  Vice Chairman and   1996     300,000      810,015   139,000     386,647      --         262,420    1,204
  Chief Executive     1995     300,000      660,000   106,283      --         319,955     291,369    1,211
  Officer-Commercial
  Lines(A)

Jon C. Madonna        1997     550,000      672,506     --         --         436,659     286,396      528
  (A)...............
  Vice Chairman

Stanton F. Long.....  1997     473,875      391,557    24,719     277,924      --         120,000      900
  Vice Chairman

Charles J. Clarke...  1997     500,000      310,014     --        253,314      --         223,114   18,255
  Vice Chairman       1996     393,125      336,746     4,444     217,672      --         108,663   19,727
                      1995     297,250      381,250     --         --         224,970     106,623   31,657

------------------------

(A) For Mr. Lipp and Mr. Fishman, it is estimated that approximately 80% of such amounts reflect compensation for services provided to the Company and approximately 20% of such amounts reflect compensation for services rendered to Travelers Group and its affiliates (other than the Company and its subsidiaries). For Mr. Madonna, it is estimated that approximately 75% of such amounts reflect compensation for services provided to the Company and approximately 25% of such amounts reflect compensation for services rendered to Travelers Group and its affiliates (other than the Company and its subsidiaries). The bonus compensation Mr. Lipp received pursuant to the Compensation Plan and the TRV Compensation Plan is inclusive of bonus compensation paid to him for services rendered to each of the Company and Travelers Group and its subsidiaries; and the portion of his bonus payable in restricted stock was awarded in shares of Common Stock under the CAP Plan. The bonus compensation each of Mr. Fishman and Mr. Madonna received pursuant to the Compensation Plan is inclusive of bonus compensation paid to each of them for services rendered to each of the Company and Travelers Group and its subsidiaries. The portion of Mr. Fishman's bonus payable in restricted stock was awarded in shares of Common Stock under the CAP Plan and the portion of Mr. Madonna's bonus payable in restricted stock was awarded in shares of TRV Common Stock under the Travelers Group Capital Accumulation Plan (the "TRV CAP Plan").

(B) The aggregate amounts set forth for Mr. Lipp and Mr. Fishman include $39,153 and $27,388, respectively, for housing expenses while away from home and $30,852 and $32,891, respectively, for use of Company transportation.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(C) Restricted stock awards are made under the CAP Plan, other than the award made to Mr. Madonna for 1997, which was made under the TRV CAP Plan. The CAP Plan provides for payment, mandatory as to senior executives and certain others within the Company and certain of its subsidiaries, of a portion of compensation in the form of awards of restricted shares of Common Stock discounted (currently 25%) from market value in order to reflect the impact of the restrictions on the value of the restricted stock as well as the possibility of forfeiture of restricted stock. Under the current award formula in effect under the CAP Plan for corporate executives, the following percentages of annual compensation are payable in the form of restricted shares of Common Stock:

ANNUAL COMPENSATION                                                         % IN RESTRICTED STOCK
------------------------------------------------------------------------  -------------------------
Up to $200,000..........................................................                 10%
$200,001 to $400,000....................................................                 15%
$400,001 to $600,000....................................................                 20%
Amounts over $600,000...................................................                 25%

    Annual compensation generally consists of salary and incentive awards. The recipient of restricted stock is not permitted to sell or otherwise dispose of such stock (except by will or the laws of descent and distribution) for a period of three years from the date of award (or (i) for such other period as may be determined to be applicable to various classes of participants in the sole discretion of the Nominations, Compensation and Corporate Governance Committee or (ii) for additional one year periods if the participant elected to defer vesting and thereby extend the restricted period). Upon expiration of the applicable restricted period, and assuming the recipient's continued employment with the Company, the restricted shares of Common Stock become fully vested and freely transferable. From the date of award, the recipient may vote the restricted shares of Common Stock and receives dividends or dividend equivalents on the restricted shares of Common Stock at the same rate as dividends are paid on all outstanding shares of Common Stock. As of December 31, 1997, including the awards made in January 1998 in respect of 1997, but excluding awards vesting in January 1998, the total holdings of restricted shares of Common Stock under the CAP Plan and the market value at such date of such shares for each of the persons in the Summary Compensation Table were as follows: Mr. Lipp: 70,026 shares ($3,081,144); Mr. Fishman: 22,122 shares ($973,368); Mr. Long: 6,358 shares ($279,752) and Mr. Clarke: 11,588 shares ($509,872). The year-end market price of the Common Stock was $44.00 per share.

(D) The bonus compensation Mr. Madonna received under the Compensation Plan is inclusive of bonus compensation paid to him for services rendered to each of the Company and Travelers Group; however, the portion of his bonus payable in restricted stock was awarded in shares of TRV Common Stock under the TRV CAP Plan rather than in shares of Common Stock under the CAP Plan. In addition, certain Covered Persons have, in the past, received awards of restricted TRV Common Stock under the TRV CAP Plan. The TRV CAP Plan is substantially identical to the CAP Plan. As of December 31, 1997, including the awards made in January 1998 in respect of 1997, but excluding awards vesting in January 1998, the total holdings of restricted TRV Common Stock under the TRV CAP Plan and the market value at such date of such shares for each of the persons in the Summary Compensation Table were as follows: Mr.
    Lipp: 54,723 shares ($2,948,201.63); Mr. Fishman: 15,633 shares
    ($842,227.88); Mr. Madonna: 8,994 ($484,551.75) and Mr. Clarke: 10,992
    shares ($592,194). The year-end market price of TRV Common Stock was $53.875 per share.

(E) Includes (i) the matching grant for 1997 pursuant to the Savings Plan in the form of $4.53 ESOP Convertible Preferred Stock, Series C, of Travelers Group ("Series C Preferred Stock"), which was converted into TRV Common Stock in January 1998, having a market value at December 31, 1997 of $4,000 for Mr. Clarke, and (ii) the variable matching grant for 1997 pursuant to the Savings Plan in the form of Series C Preferred Stock, which was also converted into TRV Common Stock in January 1998, having a market value of $800 for Mr. Clarke. Also includes supplemental life insurance paid by the Company.

STOCK OPTIONS GRANTED

    The following table sets forth information with respect to stock options exercisable for TRV Common Stock granted to the Covered Employees for services rendered to the Company during 1997. All of such options permit the Covered Employees to purchase TRV Common Stock, were awarded under the Executive Option Plan and are subject to the terms of the TRV Incentive Plan.

    The aggregate number of shares of TRV Common Stock that may be granted to any one Covered Employee pursuant to awards made under the Executive Option Plan between the effective date of the Executive Option Plan and April 23, 2006 may not exceed eight million (8,000,000) shares, subject to adjustment as provided in Section 15 of the TRV Incentive Plan in the event of any stock split, stock dividend, merger, consolidation, reorganization, combination or exchange of shares or other similar event.

    The "Grant Date Present Value" numbers set forth in the table below were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing such model:

    - stock price volatility was calculated by using the weekly closing price of TRV Common Stock on the NYSE Composite Transactions Tape for the one-year period prior to the grant date of each option;

    - the risk-free interest rate for each option grant was the interpolated market yield on the date of grant on a Treasury bill with a term identical to the subject option life, as reported by the Federal Reserve;

    - the dividend yield on the date of the option grant (based upon the actual annual dividend rate of TRV Common Stock during 1997) was assumed to be constant over the life of the option;

    - exercise of the option was deemed to occur approximately ten months after the date of grant with respect to options that vest six months after the date of grant and approximately three years after the date of grant with respect to options that vest at a rate of 20% per year, as appropriate, based upon each individual's historical experience of the average period between the grant date and exercise date for those options that have vested;

    - in the case of Mr. Long, the value arrived at through the use of the Black-Sholes model was discounted by 10% to reflect the nontransferability of shares of TRV Common Stock issued upon exercise during the one-year or two-year period, as the case may be, following such exercise; and

    - in the case of Messrs. Lipp, Fishman, Madonna and Clarke, the value arrived at through the use of the Black-Scholes model was discounted by 25% to reflect the reduction in value (as measured by the estimated cost of protection) of the options due to their commitment, as members of Travelers Group's planning group (the "TRV Planning Group"), not to dispose of their shares of TRV Common Stock except for donations to charity, for certain limited estate planning purposes or for use in connection with participation in the stock option and restricted stock plans of Travelers Group (the "TRV Stock Ownership Commitment"). For purposes of calculating the discount, a five year holding period was assumed even though each of Messrs. Lipp, Fishman, Madonna and Clarke may be a member of the TRV Planning Group for more than five years.

    The potential value of options granted depends entirely upon a long-term increase in the market price of TRV Common Stock: if the stock price does not increase, the options would be worthless and if the stock price does increase, this increase would benefit both option holders and all Travelers Group stockholders.

                             OPTION GRANTS IN 1997

                                                     INDIVIDUAL GRANTS(A)
------------------------------------------------------------------------------------------------------------------------------
                                                NUMBER OF                 % OF           EXERCISE
                                                SECURITIES          TOTAL TRV OPTIONS       OR
                                                UNDERLYING           GRANTED TO ALL        BASE
                                           TRV OPTIONS GRANTED       TRAVELERS GROUP      PRICE                    GRANT DATE
                                                (NUMBER OF              EMPLOYEES         ($ PER     EXPIRATION      PRESENT
                 NAME                            SHARES)                 IN 1997          SHARE)        DATE        VALUE ($)
---------------------------------------  ------------------------  -------------------  ----------  ------------   -----------

                                            RELOAD     NON-RELOAD  RELOAD   NON-RELOAD
                                         ------------  ----------  ------   ----------
Robert I. Lipp                              24,850.50    None        .06            0   $  34.5833      2/22/03        71,771
                                            69,147.00                .16                   31.5000      11/2/02       181,786
                                            33,894.00                .08                   31.5000       5/2/03        89,106
                                            59,376.00                .13                   36.6667      11/2/02       182,795
                                            21,475.50                .05                   36.6667      2/22/03        66,114
                                            29,350.50                .07                   36.6667       5/2/03        90,358
                                            17,757.00                .04                   36.6667     11/26/04        54,667
                                            21,148.50                .05                   37.4167     12/14/05        68,023
                                           112,945.50                .26                   43.0833      11/2/02       427,671
                                            37,626.00                .09                   43.0833      2/22/03       142,472
                                            53,038.50                .12                   43.0833       5/2/03       200,832
                                            15,606.00                .04                   43.0833     11/26/04        59,093
                                            22,009.50                .05                   44.0833      2/22/03        87,110
                                           125,892.00                .28                   46.6250      11/2/02       515,188
                                            28,060.50                .06                   46.6250       5/2/03       114,832
                                            52,626.00                .12                   46.6667      11/2/02       215,768
                                            19,033.50                .04                   46.6667      2/22/03        78,038
                                            26,013.00                .06                   46.6667       5/2/03       106,654
                                            33,601.50                .08                   46.6667     11/26/04       137,767
                                            15,556.50                .04                   46.6667      11/1/06        63,782
                                            39,228.00                .09                   46.4167     12/14/05       160,836
                                            99,855.00                .23                   55.1250      11/2/02       483,753
                                            33,264.00                .08                   55.1250      2/22/03       161,149
                                            46,891.00                .11                   55.1250       5/2/03       227,166
                                            13,797.00                .03                   55.1250     11/26/04        66,840
                                         ------------  ----------  ------   ----------                             -----------
Total..................................  1,052,042.50          0    2.42            0                               4,053,571

Jay S. Fishman                               8,104.50    None        .02            0      34.0833      2/26/04        20,950
                                             4,096.50                .01                   35.5000      4/25/02        11,430
                                            30,472.50                .07                   32.8333       6/1/99        78,160
                                            14,944.50                .03                   32.8333      4/27/01        38,332
                                             6,852.00                .02                   32.8333      4/25/02        17,575
                                             2,077.50                .00                   32.8333      5/22/02         5,329
                                            15,226.50                .03                   32.8333      2/26/04        39,055
                                             2,628.00                .01                   32.2500      5/22/02         6,573
                                            16,753.50                .04                   37.4167     12/14/05        49,817
                                             8,019.00                .02                   42.7500       6/1/99        29,605
                                             9,012.00                .02                   42.7500      4/27/01        33,271
                                             6,861.00                .02                   42.7500      4/25/02        25,329
                                             4,071.00                .01                   42.7500      5/22/02        15,029
                                             2,605.50                .01                   42.7500      5/22/02         9,619
                                             6,865.50                .02                   46.4583      2/26/04        26,300
                                             3,547.50                .01                   46.2917      4/25/02        13,463
                                            24,534.00                .06                   49.7083       6/1/99       100,638
                                            12,031.50                .03                   49.7083      4/27/01        49,353
                                             5,514.00                .01                   49.7083      4/25/02        22,618
                                             1,672.50                .00                   49.7083      5/22/02         6,861
                                            12,258.00                .03                   49.7083      2/26/04        50,282
                                             2,167.50                .00                   46.4167      5/22/02         8,234
                                            30,453.00                .07                   46.4167     12/14/05       115,690
                                             8,019.00                .02                   51.5000       6/1/99        33,499

                                             9,012.00                .02                   51.5000      4/27/01        37,648
                                             6,860.00                .02                   51.5000      4/25/02        28,658
                                             6,403.00                .01                   51.5000      5/22/02        26,749
                                         ------------  ----------  ------   ----------                             -----------
Total..................................    261,061.50          0     .61            0                                 900,067

Jon C. Madonna                                         286,396.50                 .65      34.9167       2/3/07     1,984,771

Stanton F. Long                                        120,000.00                 .27      34.1667      1/22/07       819,684

Charles J. Clarke                            7,810.50    None        .02            0      34.0000       2/4/98        23,597
                                             8,056.50                .02                   34.0000       2/2/99        24,340
                                            11,617.50                .03                   34.0000       2/8/00        35,098
                                             5,734.50                .01                   34.0000      1/10/01        17,325
                                            25,312.50                .06                   34.0000      2/13/02        76,473
                                            23,485.50                .05                   34.0000       1/7/03        70,953
                                            23,073.00                .05                   34.0000      2/26/04        69,707
                                             4,546.50                .01                   32.6667       2/4/98        13,421
                                             5,584.50                .01                   32.6667      1/10/01        16,485
                                             8,974.50                .02                   32.6667      2/13/02        26,491
                                             4,909.50                .01                   32.6667       1/7/03        14,492
                                             6,855.00                .02                   46.5833       2/2/99        31,111
                                             9,889.50                .02                   46.5833       2/8/00        44,883
                                             4,879.50                .01                   46.5833      1/10/01        22,145
                                            21,546.00                .05                   46.5833      2/13/02        97,786
                                            19,990.50                .05                   46.5833      1/17/03        90,726
                                            19,639.50                .04                   46.5833      2/26/04        89,133
                                             7,245.00                .02                   50.2083      2/13/02        34,744
                                             3,964.50                .01                   50.2083       1/7/03        19,012
                                         ------------  ----------  ------   ----------                             -----------
Total..................................    223,114.50          0     .51            0                                 817,922

------------------------

(A) The option price of each option granted under the TRV Incentive Plan is not less than the fair market value of the TRV Common Stock subject to the option, determined in good faith by the TRV Committee. Under current rules established by the TRV Committee, fair market value is the closing sale price of TRV Common Stock on the NYSE Composite Transactions Tape on the last trading day prior to the date of grant of the option. Options generally vest in cumulative installments of 20% on each anniversary of the date of grant such that the options are fully exercisable on and after five years from the date of grant until ten years following such grant (in the case of non-qualified stock options, which represent all options currently outstanding). The TRV Committee has discretion to establish a slower or faster vesting schedule for options granted under the TRV Incentive Plan. Participants are entitled to have shares of TRV Common Stock otherwise issuable upon an option exercise withheld to cover in whole or in part the tax liability associated with such exercise, or participants may cover such liability by surrendering shares of TRV Common Stock (other than restricted TRV Common Stock).

    Under the reload feature of the TRV Incentive Plan, participants who tender shares to pay all or a portion of the exercise price of vested stock options or tender previously owned shares or have shares withheld to cover the associated tax liability may be eligible to receive a reload option covering the same number of shares as are tendered or withheld for such purposes. Under the TRV Incentive Plan, if a participant elects to receive a reload option, the shares of TRV Common Stock such participant receives upon exercise of the underlying option will be subject to restrictions on transferability for two

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    years. Further, in order for a participant to receive a reload option in connection with his or her exercise of a vested option, the market price of TRV Common Stock on the date of exercise must equal or exceed the minimum market price level established by the TRV Committee from time to time (the "Market Price Requirement"). The TRV Committee has established that the initial Market Price Requirement will be a market price on the date of exercise equal to or greater than 120% of the price of the option being exercised.

    The TRV Committee determines the exercise price for the reload option at the time such reload option is granted, provided that the exercise price may not be less than the fair market value of a share of TRV Common Stock on the date of exercise of the underlying option, and such reload option will have a term equal to the remaining term of the original option, except that the reload option will not be exercisable until six months after its date of grant, unless the TRV Committee determines otherwise.

    Reload options are intended to encourage employees to exercise options at an earlier date and to retain the shares so acquired, in furtherance of Travelers Group's long-standing policy of encouraging increased employee stock ownership. With standard stock options, sale of at least a portion of the stock to be acquired by exercise is often necessitated to cover the exercise price or the associated withholding tax liability. The employee thereby receives fewer shares upon exercise, and also forgoes any future appreciation in the stock sold. By use of previously owned shares to exercise an option, an employee is permitted to gain from the past price appreciation in such shares, and receives a new option at the current market price. The reload option so granted enables the employee to participate in future stock price appreciation.

STOCK OPTIONS EXERCISED

    The following table sets forth, in the aggregate, the number of shares of TRV Common Stock underlying options exercised during 1997 and states the value at year-end of exercisable and unexercisable options remaining outstanding. The "Value Realized" column reflects the difference between the market price on the date of exercise and the market price on the date of grant (which establishes the exercise price for the option) for all options exercised, even though the executive may have actually received fewer shares of TRV Common Stock as a result of the surrender of shares to pay the exercise price or the tax liability, or the withholding of shares to cover the tax liability associated with option exercise. Accordingly, the "Value Realized" numbers do not necessarily reflect what the individual might receive, should he or she choose to sell the shares of TRV Common Stock acquired by the option exercise, since the market price of the shares so acquired may at any time be higher or lower than the price on the exercise date of the option.

                      AGGREGATED OPTION EXERCISES IN 1997
                                      AND
                           1997 YEAR-END OPTION VALUE

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                                             TRV OPTIONS AT                    IN THE MONEY
                                                                             1997 YEAR-END                     TRV OPTIONS
                                          SHARES         VALUE             (NUMBER OF SHARES)             AT 1997 YEAR-END($)(C)
                                       ACQUIRED ON     REALIZED     --------------------------------  ------------------------------
NAME                                   EXERCISE (A)     ($)(B)         EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------  ------------  -------------  -----------------  -------------  ---------------  -------------
Robert I. Lipp.......................    1,308,641   $  21,083,742              0           878,656      $       0     $  14,687,319
Jay S. Fishman.......................      313,024       4,102,588              0           225,338              0         4,078,063
Jon C. Madonna.......................            0               0              0           286,396              0         5,429,591
Stanton F. Long......................            0               0              0           120,000              0         2,364,996
Charles J. Clarke....................      299,360       4,087,359              0           118,009              0         1,620,855

------------------------

(A) This column reflects the number of shares of TRV Common Stock underlying options exercised in 1997 by the named executive officers. The actual number of shares of TRV Common Stock received by each of these individuals from options exercised in 1997 (net of shares surrendered to cover the exercise price and/or surrendered or withheld to cover the exercise price and tax liabilities) was: Mr. Lipp, 256,599 shares; Mr. Fishman, 51,963 shares and Mr. Clarke, 58,378 shares.

(B) "Value Realized" is in each case calculated as the difference between the market price on the date of exercise and the market price on the date of grant, which establishes the exercise price for option exercise, multiplied by the number of options exercised. Messrs. Lipp, Fishman, Madonna and Clarke have agreed to the TRV Stock Ownership Commitment. Other than shares of TRV Common Stock used in connection with employee compensation plans, charitable contributions or certain limited estate planning transactions, at December 31, 1997, none of Mr. Lipp, Mr. Fishman, Mr. Madonna or Mr. Clarke had ever disposed of any TRV Common Stock.

(C) "Value of Unexercised In the Money Options" is the aggregate, calculated on a grant by grant basis, of the product of the number of unexercised options on the last day of the year multiplied by the difference between the closing undiscounted market price on the last day of the year and the exercise price for each grant, excluding grants for which such difference is equal to or less than zero.

PERFORMANCE GRAPH

    The following line graph compares annual changes in "Cumulative Total Return" (as defined below) of the Company with (i) Cumulative Total Return of a performance indicator of equity stocks in the overall stock market, the S&P 500 Index, and (ii) Cumulative Total Return of a "Peer Index," each for the period beginning on the date of the initial public offering of the Class A Common Stock and ending on December 31, 1997. The Peer Index is CNA Financial Corp., American International Group, Inc. and the companies that comprise the S&P Property and Casualty Insurance Index: The Allstate Corporation, The Chubb Corporation, General Re Corporation, SAFECO Corporation, and The St. Paul Companies, Inc. The Peer Index has been weighted based on market capitalization. "Cumulative Total Return" is calculated (in accordance with SEC instructions) by dividing (i) the sum of (A) the cumulative amount of dividends during the relevant period, assuming dividend reinvestment at the end of the month in which such dividends were paid, and (B) the difference between the market capitalization at the end and the beginning of such period, by (ii) the market capitalization at the beginning of such period.

    The comparisons in this table are set forth in response to SEC disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Common Stock.

                       TRAVELERS PROPERTY CASUALTY CORP.
              COMPARISON OF CUMULATIVE TOTAL RETURN FOR THE PERIOD COMMENCING APRIL 22, 1996 THROUGH DECEMBER 31, 1997

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              TRAVELERS PROPERTY CASUALTY
                         CORP.                 S&P 500   PEER INDEX
22-Apr-96                             100.00     100.00       100.00
31-Dec-96                             142.24     115.45       120.13
31-Dec-97                             178.30     153.95       175.87

                                                                APRIL 22,
                                                                  1996       DECEMBER 31, 1996  DECEMBER 31, 1997
                                                              -------------  -----------------  -----------------
Travelers Property Casualty Corp............................       100.00           142.24             178.30
S&P.........................................................       100.00           115.45             153.95
Peer Index..................................................       100.00           120.13             175.87

------------------------

ASSUMES $100 INVESTED AT THE CLOSING PRICE ON APRIL 22, 1996, IN THE COMPANY'S COMMON STOCK, THE S&P 500 INDEX, AND THE PEER INDEX, INCLUDING CNA FINANCIAL CORP. AND AMERICAN INTERNATIONAL GROUP, INC. AND THE S&P INSURANCE (PROPERTY AND CASUALTY) INDEX. THE PEER INDEX HAS BEEN WEIGHTED BASED ON MARKET
CAPITALIZATION.

COMPENSATION OF DIRECTORS

    Pursuant to the Company's By-Laws, the members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the Board of Directors. The Company pays outside directors in shares of Common Stock in order to assure that the directors have an ownership interest in the Company in common with other stockholders. Compensation of outside directors of the Company currently consists of an annual retainer of $50,000, payable in shares of Class A Common Stock, receipt of which may be deferred at the election of a director. Directors who have not made such election receive fees partly in shares of Class A Common Stock and partly in cash equal to the current tax liability incurred by receipt of such Class A Common Stock.

    Directors receive no additional compensation for participation on committees of the Board. Additional compensation, if any, for special assignments undertaken by directors will be determined on a case by case basis, but no such additional compensation was paid to any director in 1997. Directors who are employees of the Company or its affiliates do not receive any compensation for their services as directors.

RETIREMENT PLANS

    All employees of the Company are eligible to participate in the Travelers Group Pension Plan (the "TRV Retirement Plan") on the later of attaining age 21 or completion of one year of service. Benefits under the TRV Retirement Plan vest after five years of service with Travelers Group or its subsidiaries, including the Company. The normal form of retirement benefit is, in the case of a married participant, a joint and survivor annuity payable over the life of the participant and his or her spouse, or in the case of an unmarried participant, an annuity payable over the participant's life. Instead of such normal form of payment, participants may elect to receive other types of annuities or a single sum payable at retirement or, with respect to certain participants, other termination of service.

    Messrs. Lipp, Fishman, Madonna and Long accrue benefits in accordance with the formula described below. When expressed as a single sum payment option, benefits accrue for the first five years of covered service at an annual rate varying between .75% and 4.0% of the participant's qualifying compensation, depending upon the participant's age at the time of accrual. "Qualifying compensation" generally includes base salary (before pre-tax contributions to the Savings Plan or other benefit plans), overtime pay, commissions and bonuses. Under rules promulgated by the Internal Revenue Service (the "Service"), a ceiling of $160,000 for 1997 (subject to adjustment by the Service) is imposed on the amount of compensation that may be considered "qualifying compensation" under the TRV Retirement Plan.

    During the period of the sixth through the fifteenth year of covered service, benefits accrue at an annual rate of between 1.25% and 5.0% of the participant's qualifying compensation, depending upon the participant's age at the time of accrual. After a participant has completed 15 years of covered service, benefits accrue at an annual rate varying between 1.25% and 7.0% of the participant's qualifying compensation, depending upon the participant's age at the time of accrual. There are also minimum benefits provided for under the TRV Retirement Plan.

    Subject to the statutory maximum benefits payable by a qualified plan (as described below), a participant also accrues annually an additional amount calculated as 1.0% to 2.5% of qualifying compensation (again depending upon his or her age) for that part of qualifying compensation in excess of the amount of the Social Security wage base. There is an interest accrual added to the participant's single sum entitlement. This interest amount is determined by multiplying the prior year's single sum by a percentage calculated annually pursuant to a formula set forth in the TRV Retirement Plan.

    The statutory maximum retirement benefit that may be paid to any one individual by a tax qualified defined benefit pension plan in 1997 is $125,000 annually. Years of service credited under the TRV Retirement Plan to date for Messrs. Lipp, Fishman, Madonna and Long are as follows: Mr. Lipp, 11 years; Mr. Fishman, 8 years, Mr. Madonna, 0 year(s) and Mr. Long, 1 year.

    The Company and certain Company subsidiaries provide certain pension benefits, in addition to the statutory maximum benefit payable under tax qualified pension plans, under non-funded, non-qualified retirement benefit equalization plans ("RBEPs"). The benefits payable under RBEPs are unfunded, and will come from the general assets of each plan's sponsor. The compensation covered by such plans is limited to a fixed amount of $300,000 (equal to twice the 1994 statutory maximum qualifying compensation without giving effect to any future adjustments) less amounts covered by the TRV Retirement Plan, thereby limiting benefits payable under the RBEPs to all participants. As the RBEPs were amended as of January 1994 to exclude certain executives of Travelers Group and its subsidiaries, no benefits were accrued in 1997 under any of the RBEPs for the account of the Covered Employees, other than for Mr. Long.

    Benefits payable under the Travelers Group Supplemental Retirement Plan ("SERP") covering supplemental retirement benefits to designated senior executives of Travelers Group and its subsidiaries are frozen. Messrs. Lipp and Fishman are SERP participants. The maximum benefit payable under SERP is also reduced by any benefits payable under the TRV Retirement Plan (or its predecessor plans, if applicable), under any applicable RBEP, under any other Travelers Group or subsidiary sponsored qualified or non-qualified defined benefit or defined contribution pension plan (other than the Savings Plan or other 401(k) plans), and under the Social Security benefit program.

    Estimated annual benefits under the benefit plans of Travelers Group for the Covered Employees using the applicable formulas under the TRV Retirement Plan and the RBEP and SERP Plans and assuming their retirement at age 65, would be as follows: Mr. Lipp, $295,174; Mr. Fishman, $78,271; Mr. Madonna and Mr. Long, $23,999. These estimates were calculated assuming that the interest accrual was 8% for 1989 through 1991, 6% for 1992 through 1993, 5.5% for 1994, 7% for 1995 and 5.5% thereafter until the participant retires at the age of 65, and that the current salary of the participant, the 1997 dollar ceiling on qualifying compensation is $160,000, the 1997 Social Security wage base and the current regulatory formula to convert lump-sum payments to annual annuity figures each remains unchanged.

    Mr. Clarke accrues benefits in accordance with the formula described below. Under the retirement plan in effect through 1989 (the "old Travelers Retirement Plan"), retirement benefits were computed on an actuarial basis providing fixed benefits after a specified number of years of service. Generally, the plan provided vested benefits after five years of service equal to 2% of final average salary over a five-year period for each year of service up to 25 years plus two-thirds of 1% for each year of service over 25 years (up to a maximum of 15 additional years), less a portion of the primary Social Security amount, plus adjustments for cost-of-living increases of up to 3% each year. The following table sets forth estimated annual benefits payable under the plan in effect through 1989 to participating employees in the specified remuneration and years-of-service classifications, on a straight life annuity basis and before deduction for Social Security benefits.

                                                              YEARS OF CONTINUOUS SERVICE TO NORMAL
                                                                      RETIREMENT DATE(2)(3)
                                                          ----------------------------------------------
FINAL AVERAGE SALARY(1)                                       10          20          30          40
--------------------------------------------------------  ----------  ----------  ----------  ----------
$ 700,000...............................................  $  140,000  $  280,000  $  373,310  $  420,000
  800,000...............................................     160,000     320,000     426,640     480,000
  900,000...............................................     180,000     360,000     479,970     540,000
 1,000,000..............................................     200,000     400,000     533,300     600,000
 1,100,000..............................................     220,000     440,000     586,000     660,000

------------------------

(1) "Final Average Salary" is the average of an employee's salary paid in any consecutive five-year period during the employee's last ten years of active employment which produces the highest average salary.

(2) Assumes retirement at age 65, normal retirement date, although there is no reduction for an employee who retires at age 62 or thereafter. On January 1, 1998, Mr. Clarke had 40 years of credited service.

(3) As a result of limitations under the Internal Revenue Code of 1986, as amended, a portion of these amounts may be paid under a supplemental benefit plan outside the qualified benefit plan.

    Employees who were vested participants in the old Travelers Retirement Plan on December 31, 1989 are entitled to a minimum benefit as calculated under that plan, without adjustment for cost-of-living increases. It is anticipated that Mr. Clarke will receive a minimum benefit computed under the prior plan and, accordingly, the above table reflects the minimum benefit he is expected to receive. In addition, such employees, the sum of whose age and years of service on such date exceeded 55 will have such minimum benefit increased by an amount equal to the excess of their age and years of service on such date over 55, up to a maximum of 25, times 0.3% of their three-year final average salary, determined as described below. The excess of the age and years of service over 55 utilized in calculating such increased benefit for Mr. Clarke is 25 years.

    The estimated annual benefits payable upon retirement at normal retirement age for Mr. Clarke is $483,894. His actual pension benefit will be based on the highest benefit amount available to him.

    In addition to retirement benefits under the old Travelers Retirement Plan, the Company pays a retirement allowance of up to 13 weeks of base salary, based upon age at retirement, to employees who attained age 50 on or before December 31, 1989. This additional benefit is available to Mr. Clarke.

EMPLOYMENT PROTECTION AGREEMENTS

    Mr. Madonna is party to a letter agreement dated January 13, 1997 providing for his employment as Vice Chairman of the Company and Vice Chairman of Travelers Group. The agreement provides that Mr. Madonna will receive a base salary of $600,000 per year, and, with respect to 1997, bonus compensation of at least $600,000. The agreement also provides that in each year after 1997, Mr. Madonna will be eligible for consideration for a bonus. The agreement provides for Mr. Madonna's participation in the TRV CAP Plan; a one-time grant of a stock option for TRV Common Stock; an annual subsidy for financial planning and participation in employee welfare benefit and pension plans of the Company and/or its affiliates. Mr. Madonna's employment is at will and may be terminated at any time.

    Mr. Long is party to a letter agreement dated November 17, 1996, providing for his employment as Vice Chairman of the Company. The agreement provides that Mr. Long will receive a base salary of at least $450,000 with respect to 1997, and, with respect to 1998 and 1999, a base salary at least equal to his salary from the prior year. Mr. Long is also entitled, with respect to 1997 and 1998, to bonus compensation of at least $450,000, and with respect to 1999, bonus compensation of at least $650,000. The agreement provides for Mr. Long's participation in the CAP Plan, a one-time grant of a stock option for TRV Common Stock, reimbursement for certain moving and housing expenses, reimbursement up to a maximum amount of compensation foregone and certain expenses in connection with employment by the Company and participation in employee welfare benefit and pension plans of the Company and/or its affiliates (including five years of vesting credit under the Company's retirement plan). Mr. Long is entitled to severance payments ranging in amount from $900,000 to $1.8 million to be paid if his employment is terminated prior to December 31, 2001 for reasons which vary depending on the year of termination but which include termination without cause, death, disability or failure of the Company to provide Mr. Long with a mutually acceptable position. Mr. Long's receipt of severance payments is subject to his agreement not to compete with the Company. Mr. Long's employment is terminable by either party upon three months' written notice to the other party. Following any termination, Mr. Long is subject to certain confidentiality provisions and an agreement not to cause Company employees to terminate employment.

CERTAIN TRANSACTIONS

    The Travelers Indemnity Company, a subsidiary of the Company and The Travelers Insurance Company, an affiliate of the Company, purchased during 1997 limited partnership interests in Capricorn Investors II, L.P. (the "Fund"). The Fund is a limited partnership whose business is to acquire equity and equity-like securities in public or private companies. Dudley Mecum, a director of the Company, is a Managing Director of Capricorn Holdings, LLC, the general partner of the Fund. The investment in the Fund, $10 million, represents less than 10% of the capital of that entity.

    On April 2, 1996, the Company purchased all of the outstanding shares of common stock of each of The Aetna Casualty and Surety Company (now known as Travelers Casualty and Surety Company ("Travelers C & S")) and The Standard Fire Insurance Company from Aetna as more fully described below. The Company entered into certain arrangements with various parties, including Travelers Group and its subsidiaries and certain private investors, in connection with the acquisition and the financing thereof, a number of which are continuing. The relevant provisions of the applicable agreements have been summarized below. The summaries do not purport to be complete and are qualified in their entirety by reference to such agreements which have previously been filed with the Commission. All terms used herein that are defined in such agreements shall have the meanings assigned them in such agreements.

RELATIONSHIPS WITH AETNA

    Pursuant to the Stock Purchase Agreement dated as of November 28, 1995 between TIGI and Aetna (the "Aetna Stock Purchase Agreement"), which was assigned to the Company, the Company purchased Travelers C&S and Standard Fire on April 2, 1996 for an aggregate purchase price of approximately $4.2 billion.

    Aetna agreed not to compete with any of the Aetna P&C businesses as conducted in certain countries, with certain limited exceptions for a period of five years. Aetna entered into a license agreement with Aetna Casualty and Standard Fire that permits those companies and their subsidiaries to use the "Aetna" name in connection with their operations through December 31, 1998. Aetna also agreed not to license the Aetna name to anyone else for use in a property and casualty insurance business until after December 31, 2001.

    Aetna and its subsidiaries continue to provide certain telecommunications services to the Company and arrangements for the lease of real and personal property, among other things. During 1997, the Company paid to Aetna approximately $4 million in respect of services provided. From time to time the Company engages in transactions with Aetna and its subsidiaries in the ordinary course of business.

RELATIONSHIPS WITH PRIVATE INVESTORS

    Pursuant to the Shareholders Agreement, the Private Investors have certain rights with respect to the ownership of Class A Common Stock and the management of the Company.

    Pursuant to the Shareholders Agreement, the Private Investors are collectively entitled to a total of four demand registrations with respect to their shares of Class A Common Stock (one of which was exercised in November
1997) and an unlimited number of "piggyback" registrations. The Company has agreed to indemnify the Private Investors for certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Private Investors may be required to make in respect thereof, in connection with sales by the Private Investors of shares of Class A Common Stock in a registration statement prepared by the Company. Pursuant to the Shareholders Agreement, the Company has agreed to pay all expenses in connection with each such registration, except underwriting discounts and commissions applicable to the shares of Class A Common Stock sold by the Private Investors.

RELATIONSHIPS WITH TIGI AND TRAVELERS GROUP

    The Company has engaged in certain transactions and is a party to certain arrangements with TIGI and Travelers Group and certain of their affiliates.

INTERCOMPANY AGREEMENT

    The Company and Travelers Group entered into an Intercompany Agreement dated as of April 2, 1996 (the "Intercompany Agreement"), certain provisions of which are summarized below. As used herein, "Travelers Affiliated Group" means Travelers Group collectively with its subsidiaries other than the Company and its subsidiaries.

    LICENSE TO USE THE TRAVELERS NAME AND CERTAIN TRADEMARKS. Pursuant to the Intercompany Agreement, certain members of the Travelers Affiliated Group have granted to the Company and certain of its subsidiaries, a non-exclusive, revocable license to use the "Travelers" name and certain trademarks (collectively, the "Trademarks") solely in connection with the Company's property and casualty insurance business and activities related to such property and casualty insurance business.

    INDEMNIFICATION. The Intercompany Agreement provides that the Company will indemnify each member of the Travelers Affiliated Group and each of their respective officers, directors, employees and agents (collectively, the "Indemnitees") against losses based on, arising out of or resulting from certain actions by the Company and its Subsidiaries. Travelers Group has also agreed to indemnify the Company and its subsidiaries and each of their respective officers, directors, employees and agents against losses based on, arising out of or resulting from certain actions by Travelers Group and its Subsidiaries.

    TRAVELERS GROUP CONSENT TO CERTAIN EVENTS. The Intercompany Agreement provides that until members of the Travelers Affiliated Group cease to control at least 20% of the combined voting power of the outstanding Common Stock or no longer own at least 20% of the outstanding shares of Common Stock, the prior written consent of Travelers Group will be required for certain fundamental corporate actions.

    REGISTRATION RIGHTS. The Company has granted to the Travelers Affiliated Group the right to request up to two demand registrations in each calendar year. The Travelers Affiliated Group also has unlimited "piggyback" registration rights. The Company has agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the shares of Common Stock sold by the Travelers Affiliated Group.

    CERTAIN BUSINESS RELATIONSHIPS. The Company has agreed that all distribution arrangements in effect as of April 2, 1996 pursuant to which members of the Travelers Affiliated Group distribute property and casualty insurance products of the Company or its subsidiaries will continue until such time as the members of the Travelers Affiliated Group cease to control at least 50% of the combined voting power of the outstanding Common Stock. The Company has agreed to make its products available for distribution through other members of the Travelers Affiliated Group, such as PFS, and to refrain from using like distribution channels, and Travelers Group has agreed that the members of the Travelers Affiliated Group will refrain from selling property and casualty insurance products of any nonaffiliate, in each case, until such time as the members of the Travelers Affiliated Group, in the aggregate, cease to control at least 50% of the combined voting power of the outstanding Common Stock and for a period of two years from and after such date unless the parties agree to terminate earlier such period or to extend such period. This arrangement may be modified by the parties.

    REAL PROPERTY. The Intercompany Agreement provides that the Travelers Affiliated Group will continue to lease to the Company certain premises currently occupied by it and to sublease certain other properties currently occupied by it for varying periods on terms consistent with prior cost allocation practices on a fair market value basis.

    OTHER PROVISIONS. The Intercompany Agreement also provides for: (i) the provision of insurance and allocation and/or reimbursement of costs and premiums thereof; (ii) the provision of data processing services and allocation and/or reimbursement of costs thereof; (iii) cross-licensing of computer software; (iv) the provision of benefits and participation in benefit and retirement plans and reimbursement for the costs thereof; and (v) provisions governing certain other relationships among members of the Travelers Affiliated Group, on the one hand, and the Company and its subsidiaries, on the other hand.

TAX SHARING AGREEMENT

    The Company's items of income, loss, deductions and credits are included in the consolidated and combined tax returns of Travelers Group for federal income and certain state tax purposes. Travelers Group, TIGI and the Company have entered into an agreement, effective January 1, 1996 (the "Tax Sharing Agreement"), providing for the filing of consolidated and combined federal and certain state income tax and franchise tax returns and for the allocation of income tax liabilities related to such returns. As required by the terms of the Tax Sharing Agreement, in general, the Company will pay TIGI an amount equal to the federal income or state income or franchise taxes that would have been payable by the Company if it filed separate consolidated or combined returns with its own subsidiaries.

OTHER INTERCOMPANY AGREEMENTS

    The Company participates with Travelers Group and TIGI in certain limited group purchasing arrangements, including telecommunications services. Travelers Group provides certain corporate staff services, including legal, internal audit and other services, to the Company at cost pursuant to a Service Reimbursement Agreement.

    TIGI and various of its subsidiaries, including subsidiaries of the Company, are parties to an Expense Allocation Agreement that provides for the allocation among the parties of costs for services provided to or by the parties. Such services include, but are not limited to, financial management, operational management, legal, investment management, government relations, record-keeping and data processing services and the acquisition of equipment, software and office space. Charges are allocated at cost, and no party is expected to realize a profit or incur a loss as a result of providing or obtaining services under the agreement. The agreement may be terminated as to any party upon 90 days prior notice to the other parties.

    From time to time the Company engages in transactions with Travelers Group and its subsidiaries, including, among other things, reinsurance of long-standing business and the promotion of affiliates' products. To the extent such transactions are material to the Company, they are more fully described in the Company's periodic reports filed with the SEC under the Exchange Act.

    During 1997, the Company paid to Travelers Group and its subsidiaries approximately $27 million, and Travelers Group and its subsidiaries paid to the Company approximately $32 million, in respect of services provided pursuant to the various intercompany agreements and arrangements herein described.

    The Company and Travelers Group have made available to each other a line of credit in the amount of $200 million. There is no obligation on the part of either party to make a loan under this line of credit and no amounts are outstanding thereunder.

CERTAIN BUSINESS RELATIONSHIPS

    Smith Barney, an affiliate of the Company of which Mr. Dimon is a Co-Chief Executive Officer and Co-Chairman of the Board, acted as a manager in a secondary offering of Class A Common Stock in November 1997.

                                    ITEM 2:
                     RATIFICATION OF SELECTION OF AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG") as the independent auditors of the Company for 1998. KPMG has served as the independent auditors of the Company and its predecessors since December 1993. Arrangements have been made for a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1998. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present and entitled to vote on this item at the Annual Meeting, voting as a single class, is required to ratify the selection of the Company's auditors. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against this item.

                           COST OF SOLICITING PROXIES

    The cost of soliciting proxies and the cost of the Annual Meeting will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. The Company also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. The Company has retained Morrow & Co., Inc. a proxy soliciting firm, to assist in the solicitation of proxies, whose fee will consist of the reimbursement of certain out-of-pocket expenses.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

    Any stockholder who intends to present a proposal at the next Annual Meeting of Stockholders and who wishes such proposal to be included in the Proxy Statement for that meeting must submit such proposal in writing to the Secretary of the Company, at the address set forth on the first page of this Proxy Statement, and such proposal must be received on or before November 23, 1998.

                                 OTHER MATTERS

    The Board of Directors and management of the Company know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holder.

                                    ANNEX A

            TRAVELERS GROUP EXECUTIVE PERFORMANCE COMPENSATION PLAN

    The following description of the Travelers Group Executive Performance Compensation Plan does not purport to be complete and is qualified in its entirety by reference to the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Proxy Statement to which this description is annexed.

    The TRV Compensation Plan establishes certain performance criteria for determining the maximum amount of bonus compensation available, including that portion of bonuses payable with respect to Mr. Lipp, in the form of Common Stock under the CAP Plan, and with respect to all of the TRV Covered Employees other than Mr. Lipp, in the form of restricted TRV Common Stock under the TRV CAP Plan. The TRV Subcommittee comprised of "outside directors" (as such term is used in Section 162(m) of the Code) who are also "Non-Employee Directors" (as such term is defined in Rule 16b-3 of the Exchange Act) is responsible for determining whether such goals have been met. References herein to the "TRV Committee" shall be deemed to be references to the TRV Subcommittee in all cases where Section 162(m) of the Code would require that action be taken by the TRV Subcommittee rather than the full TRV Committee. The bonus compensation Mr. Lipp received pursuant to the TRV Compensation Plan is inclusive of bonus compensation paid to him for services rendered to each of Company and Travelers Group.

    The creation of a bonus pool in which the TRV Covered Employees participate is contingent upon Travelers Group achieving at least a 10% Return on Equity, as defined in the TRV Compensation Plan. The amount of the bonus pool is calculated based upon the extent to which the Return on Equity exceeds the 10% minimum threshold.

    Based on the composition of the participants in the bonus pool for 1997, the TRV Compensation Plan establishes that up to 25.2% of any bonus pool established will be available for bonus awards to the chief executive officer and up to 18.7% will be available to each of the other four eligible participants. The TRV Committee nevertheless retains discretion to reduce or eliminate payments under the TRV Compensation Plan for any of the participating executive officers to take into account subjective factors, including an individual's performance or other relevant criteria.

                                     [LOGO]

                               Detach Proxy Here
--------------------------------------------------------------------------------

                       TRAVELERS PROPERTY CASUALTY CORP.
             Proxy Solicited on Behalf of the Board of Directors of Travelers Property Casualty Corp. for the Annual Meeting, April 22, 1998

   The undersigned hereby constitutes and appoints Robert I. Lipp, Jay S. Fishman and James M. Michener, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Travelers Property Casualty Corp. (the "Company") to be held in the auditorium of the headquarters of Travelers Group Inc., 388 Greenwich Street, New York, New York, on Wednesday, April 22, 1998 at 2:30 p.m. local time, and at any adjournments or postponements thereof, on all matters properly coming before said Annual Meeting, including but not limited to the matters set forth on the reverse side.

   If shares of Travelers Property Casualty Corp. Class A Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Travelers Property Casualty Corp. Class A Common Stock in the undersigned's name and/or account under such Plan in accordance with the instructions given herein at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting including but not limited to the matters set forth on the reverse side.

   You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephonic voting set forth on the reverse side.

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all of the Proposals and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

             CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                                   TRAVELERS PROPERTY
                                   CASUALTY CORP.
                                   P.O. BOX 11490
                                   NEW YORK, NY 10203-0490
--------------------------------------------------------------------------------

         -----------------------------------------------------------
                            VOTE BY TELEPHONE
         [GRAPHIC]                                         [GRAPHIC]
                     QUICK  * * * EASY * * * IMMEDIATE
         -----------------------------------------------------------
Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

YOU WILL BE ASKED TO ENTER THE NUMBER LOCATED IN THE BOX MARKED "CONTROL NUMBER." YOU WILL THEN HEAR THESE INSTRUCTIONS:
--------------------------------------------------------------------------------
OPTION #1:  To vote as the Board of Directors recommends on ALL proposals:
            Press 1

OPTION #2:  If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------
   Proposal 1:  To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9
                To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions

   Proposal 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

                WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING


                                                   -----------------------------
                                                          IF YOU VOTE BY
                                                            TELEPHONE
                                                         DO NOT MAIL BACK
                                                            YOUR PROXY
                                                   -----------------------------
Call * * Toll Free * * On a Touch-Tone Telephone

           1-888-776-5658 - ANYTIME                -----------------------------

    There is NO CHARGE to you for this call.              CONTROL NUMBER
                                                   -----------------------------

                             Detach Proxy Card Here
--------------------------------------------------------------------------------

         ----
         ----

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS:

1. Proposal to elect eight directors to a one-year term.

NOMINEES:
01 - Kenneth J. Bialkin  02 - James Dimon         03 - Robert I. Lipp
04 - Dudley C. Mecum     05 - Roberto G. Mendoza  06 - Frank J. Tasco
07 - Sanford I. Weill    08 - Arthur Zankel


      FOR              WITHHOLD                                                                        MARK HERE
      ALL    / /       FOR ALL      / /        EXCEPTIONS    / /                                       FOR ADDRESS
                                                                                                       CHANGE AND      /  /
                                                                                                       NOTE AT
                                                                                                       BOTTOM LEFT
Exceptions___________________________________________________________
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s),         The signer(s) hereby acknowledge(s) receipt of
mark the exception box and write the name(s) in the space provided above.          the Notice of Annual Meeting of Stockholders
                                                                                   and accompanying Proxy Statement.
                                               FOR     AGAINST   ABSTAIN
2. Proposal to ratify the selection of KPMG                                        The signer(s) hereby revoke(s) all proxies
   Peat Marwick LLP as the Company's           / /       / /       / /             heretofore given by the signer(s) to vote at
   independent auditors for 1998.                                                  said Annual Meeting and any adjournments
                                                                                   or postponements thereof.

                                                                                   IF NO BOXES ARE MARKED, THIS PROXY WILL BE
                                                                                   VOTED IN THE MANNER DESCRIBED ON THE REVERSE
                                                                                   SIDE.

                                                                                   NOTE: Please sign exactly as name appears
                                                                                   herein. Joint owners should each sign. When
                                                                                   signing as attorney, executor, administrator,
                                                                                   trustee or guardian, please give full title
                                                                                   as such.


                                                                                   ---------------------------------------------
                                                                                                   Signature

                                                                                   ---------------------------------------------
                                                                                                   Signature

                                                                                   Dated:_________________________________, 1998
                                                                                   Votes MUST be indicated [x] in Black or
                                                                                   Blue ink.